Exhibit 99.1

OWENS CORNING WORLD HEADQUARTERS ONE OWENS CORNING PARKWAY TOLEDO, OHIO, USA 43659 419.248.8000	News

For Immediate Release

Media Inquiries: Jason Saragian 419.248.8987	Investor Inquiries: Michael McMurray 419.248.5934

Owens Corning Reports Fourth-Quarter and Full-Year 2010 Results

Adjusted EPS Growth of 38% in 2010; Outlook for Strong Earnings Growth in 2011

•	Delivered Impressive Turnaround in Composites

•	Sustained Strong Full-Year Margins in Roofing

•	Expect Improving Demand in All Major Markets in 2011

•	Project Adjusted EPS Growth of More Than 30% in 2011

TOLEDO, Ohio – Feb. 16, 2011 – Owens Corning (NYSE: OC) today reported consolidated net sales of $5.0 billion, a 4-percent increase from net sales of $4.8 billion in 2009.

Full-year adjusted earnings were $199 million, or $1.57 per diluted share, compared with $145 million, or $1.14 per diluted share, in 2009. Net earnings were $933 million, or $7.37 per diluted share, compared with net earnings of $64 million, or $0.50 per diluted share, in 2009. Fourth-quarter 2010 adjusted earnings were $29 million, or $0.23 per diluted share, compared with $1 million, or $0.01 per diluted share, one year ago. Net loss in the fourth quarter of 2010 totaled $110 million, or $0.89 per diluted share, compared with a net loss of $21 million, or $0.17 per diluted share, in 2009. Full-year and fourth-quarter results were both impacted by impairments associated with the sale of the North American Masonry Products business, as well as certain tax-related items. See Tables 1, 2 and 3 for a discussion and reconciliation of these items.

“Our 2010 financial performance was strong,” said Chairman and Chief Executive Officer Mike Thaman. “Owens Corning’s portfolio of market-leading businesses delivered robust profitability despite markets that continued to perform well below their potential.

“Improving global demand fueled impressive operating leverage in Composites,” Thaman added. “In Building Materials, our Roofing business delivered 22-percent operating margins despite enduring a weak market. Looking forward to 2011, we expect improving demand in all of our major end markets, and we are confident in our ability to deliver another year of adjusted earnings per share growth of more than 30 percent.”

Consolidated Fourth-Quarter and 2010 Results

•	Owens Corning’s primary safety metric improved by approximately 23 percent over the company’s full-year 2009 performance, the ninth consecutive year of safety improvement.

•

Full-year adjusted earnings before interest and taxes (adjusted EBIT) were $381 million in 2010 compared with $308 million in 2009 (see Table 2). Full-year EBIT in 2010 was $206 million, compared with $192 million in 2009.

•

Adjusted EBIT in the fourth quarter of 2010 was $64 million, compared with $33 million in 2009 (see Table 2). EBIT for the fourth quarter was a loss of $71 million compared with EBIT of $2 million during the same period in 2009.

•	Gross margin as a percentage of net sales was 19 percent in 2010 compared with 18 percent in 2009.

•

In the fourth quarter, the company repurchased 550,000 shares of common stock under the previously announced stock buy-back program. During the year, the company repurchased 4.2 million shares. An additional 7.7 million shares remain authorized for repurchase.

Masonry Products Divestiture

During the fourth quarter, Owens Corning reached a definitive agreement with Boral Industries Ltd. to sell its North American Masonry Products business for a minimum of $90 million. The company received $45 million at the closing of the transaction in 2010. In addition, Owens Corning will receive a minimum of $45 million in 2014.

Outlook

Owens Corning expects that 2011 adjusted EBIT will grow to $475 million. This translates to adjusted earnings per share (EPS) growth of more than 30 percent.

In the Composites segment, the company believes that sales volume will continue to trend upward as global industrial demand increases throughout 2011. The company’s new reinforcements facility in Hangzhou, China, began operations late in the fourth quarter and is expected to begin contributing to profitability in the first half of 2011. The company expects to complete the expansion of its Gous-Khroustalny, Russia, facility by the end of 2011.

Owens Corning expects that the higher margins seen in its Roofing business in recent years will continue to drive profitability. The company believes full-year adjusted EBIT margins of 20 percent are achievable in 2011. Uncertainties that may impact Roofing margins include competitive pricing pressure and the cost and availability of raw materials, particularly asphalt.

Continued weakness in the U.S. housing industry is expected to impact new residential construction-related demand through 2011. The company expects U.S. new residential construction to improve modestly in the second half of 2011, however, the timing and pace of recovery remains uncertain.

Owens Corning believes the Insulation business will benefit from its recently launched EcoTouch™ insulation, an innovative product designed to meet the green building demands of today and tomorrow. In addition, earlier this week Owens Corning and Masco Corporation (NYSE: MAS) announced an agreement designating Owens Corning as the primary insulation provider to Masco Contractor Services.

Copyright © 2011 Owens Corning

2

Cash taxes are expected to be less than $30 million in 2011. The company estimates a long-term effective tax rate of 25 percent to 28 percent based on the blend of effective tax rates for its U.S. and non-U.S. operations. The effective book tax rate for 2011 is expected to be 28 percent.

General corporate expense in 2011 is estimated to be between $80 million and $90 million. General corporate expense includes corporate staff and other activities that support the operations.

Depreciation and amortization expense will be approximately $340 million in 2011.

Capital expenditures in 2011 are expected to total approximately $400 million. The company expects that capital expenditures will be 110 percent of depreciation and amortization over the next three years.

Other Financial Items

•	At the end of 2010, excluding the impact of interest rate swaps, Owens Corning had total debt, less cash-on-hand of $1.57 billion, compared with $1.65 billion at the end of 2009.

•	The company continues to focus on generating cash and maintains a strong balance sheet with ample liquidity. Owens Corning has no significant debt maturities until the second quarter of 2014.

•	Owens Corning’s federal tax net operating loss carry-forward was $2.4 billion at the end of 2010.

Business Segment Highlights

Composites

NET SALES

Net sales in the Composites segment increased 17 percent to $1.9 billion in 2010, compared with $1.6 billion in 2009. Substantially all of the increase in net sales was due to higher sales volumes as global demand improved in 2010. The upward trend in selling prices that began in the fourth quarter of 2008 continued through the end of 2010. As a result, selling prices for all markets within the Reinforcements business at the end of 2010 are approaching levels seen prior to the 2008 global economic downturn.

EBIT

EBIT in the Composites segment increased to $175 million in 2010, compared to a loss of $33 million in 2009. More than three-quarters of the improvement in 2010 was driven by higher sales volumes, including the impact of improved capacity utilization, which returned to levels last seen in 2008. Higher selling prices accounted for the remainder of the increase in EBIT. These improvements resulted in the Composites segment achieving double-digit EBIT margins for the fourth quarter of 2010.

Copyright © 2011 Owens Corning

3

Building Materials

NET SALES

Net sales in the Building Materials segment decreased 2 percent to $3.2 billion, compared with $3.3 billion in 2009. The decrease was primarily due to lower net sales in the Roofing business.

Weakness in asphalt shingle demand began late in the second quarter of 2010 and persisted for the remainder of the year. Selling prices for the company’s roofing shingle products were down slightly in 2010 compared with 2009, although prices have remained relatively stable since the fourth quarter of 2008, with modest quarterly fluctuation.

Net sales were relatively flat year-over-year in the Insulation business, which includes a diverse portfolio with a broad geographic, market, and channel mix. Higher selling prices were offset by lower sales volumes. Sales volumes were impacted by the absence of demand from the 2009 Australian stimulus and broad end-market weakness, predominantly in U.S. retail channels.

EBIT

EBIT for the Building Materials segment decreased to $281 million for 2010, compared with $401 million in 2009. Substantially all of the decrease in EBIT during the year was the result of lower profitability within the Roofing business.

Margins in the Roofing business were down due to lower volumes, higher raw material costs and slightly lower selling prices, partially offset by manufacturing productivity improvements.

In the Insulation business, EBIT was relatively flat in 2010 compared to 2009. Higher selling prices and favorable product mix were offset by lower sales volumes, including the impact of low capacity utilization, and inflation in raw material costs.

Next Earnings Announcement

First-quarter 2011 results will be announced on Wednesday, Apr. 27, 2011.

Conference Call and Presentation

Wednesday, Feb. 16, 2011

11 a.m. Eastern

All Callers

Live dial-in telephone number: U.S. 1-866-730-5766 or International 1-857-350-1590

Passcode: 69810919

(Please dial in 10 minutes before conference call start time.)

Live webcast: http://www.owenscorning.com/investors

Telephone replay available through Feb. 23, 2011: U.S. 1-888-286-8010 or International 1-617-801-6888

Passcode: 35253629

Replay of webcast also available at: http://www.owenscorning.com/investors

Presentation

To view the slide presentation during the conference call, please log on to the live webcast at www.owenscorning.com/investors

Copyright © 2011 Owens Corning

4

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass-fiber reinforcements and engineered materials for composite systems. A Fortune® 500 Company for 56 consecutive years, Owens Corning is committed to driving sustainability by delivering solutions, transforming markets and enhancing lives. Founded in 1938, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $5.0 billion in 2010 and about 15,000 employees in 28 countries on five continents. Additional information is available at www.owenscorning.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in these statements. Such factors include, without limitation: economic and political conditions, including new legislation or other governmental actions; levels of residential and commercial construction activity; competitive factors; pricing factors; weather conditions; our level of indebtedness; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; availability and cost of energy and materials; availability and cost of credit; interest rate movements; issues related to expansion of our production capacity; issues related to acquisitions, divestitures and joint ventures; our ability to use our net operating loss carry-forwards; achievement of expected synergies, cost reductions and/or productivity improvements; issues involving implementation of new business systems; foreign exchange fluctuations; research and development activities; difficulties in managing production capacity; labor disputes; and, factors detailed from time to time in the Company’s Securities and Exchange Commission filings. The information in this news release speaks as of the date February 16, 2011 and is subject to change. The Company does not undertake any duty to update or revise forward-looking statements. Any distribution of this news release after that date is not intended and will not be construed as updating or confirming such information.

Copyright © 2011 Owens Corning

5

Table 1

Owens Corning and Subsidiaries

Consolidated Statements of Earnings (Loss)

(unaudited)

(in millions, except per share amounts)

	Twelve Months Ended
	Dec. 31,
	2010	2009	2008
NET SALES	$4,997	$4,803	$5,847
COST OF SALES	4,041	3,954	4,925

Gross margin	956	849	922
OPERATING EXPENSES
Marketing and administrative expenses	516	522	617
Science and technology expenses	76	61	69
Charges related to cost reduction actions	29	34	7
Employee emergence equity program expense	—	29	26
Other expenses (income), net	129	11	(31)

Total operating expenses	750	657	688

EARNINGS BEFORE INTEREST AND TAXES	206	192	234
Interest expense, net	110	111	116

EARNINGS BEFORE TAXES	96	81	118
Less: Income tax expense (benefit)	(840)	14	931
Equity in net earnings of affiliates	4	—	2

NET EARNINGS (LOSS)	940	67	(811)
Less: Net earnings attributable to noncontrolling interests	7	3	2

NET EARNINGS (LOSS) ATTRIBUTABLE TO OWENS CORNING	$933	$64	$(813)

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$7.43	$0.51	$(6.38)
Diluted	$7.37	$0.50	$(6.38)

WEIGHTED-AVERAGE COMMON SHARES
Basic	125.6	124.8	127.4
Diluted	126.6	127.1	127.4

Owens Corning follows the authoritative guidance referring to “Noncontrolling Interest in Consolidated Financial Statements,” effective January 1, 2009, which, among other things, changed the presentation format and certain captions of the Consolidated Statements of Earnings (Loss) and Consolidated Balance Sheets. Owens Corning uses the captions recommended by this standard in its Consolidated Financial Statements such as net earnings attributable to Owens Corning and diluted earnings per common share attributable to Owens Corning common stockholders. However, in the preceding release Owens Corning has shortened this language to net earnings and earnings per share (or a slight variation thereof), respectively.

Table 2

Owens Corning and Subsidiaries

EBIT Reconciliation Schedules

(unaudited)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not the result of current operations. Additionally, management views net precious metal lease expense as a financing item included in net interest expense rather than as a product cost included in cost of sales. The adjusted financial measure resulting from these adjustments is used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance, and related employee compensation measures. Although management believes that these adjustments result in a measure that provides it a useful representation of its operational performance, the adjusted measure should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with accounting principles generally accepted in the United States.

Adjusting items are shown in the table below (in millions):

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009
Net precious metal lease expense	$(1)	$—	$(2)	$—
Charges related to cost reduction actions and related items	(7)	(8)	(40)	(53)
Acquisition integration, transaction costs and other	(7)	(12)	(13)	(33)
Gains (losses) on sales of assets and related charges	(120)	1	(120)	(1)
Employee emergence equity program expense	—	(12)	—	(29)

Total adjusting items	$(135)	$(31)	$(175)	$(116)

The reconciliation from net earnings attributable to Owens Corning to Adjusted EBIT is shown in the table below (in millions):

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$(110)	$(21)	$933	$64
Less: Net earnings attributable to noncontrolling interests	1	2	7	3

NET EARNINGS	(109)	(19)	940	67
Equity in net earnings of affiliates	1	—	4	—
Income tax expense (benefit)	14	(9)	(840)	14

EARNINGS BEFORE TAXES	(96)	(28)	96	81
Interest expense, net	25	30	110	111

EARNINGS BEFORE INTEREST AND TAXES	(71)	2	206	192
Less: adjusting items from above	(135)	(31)	(175)	(116)

ADJUSTED EBIT	$64	$33	$381	$308

Table 3

Owens Corning and Subsidiaries

EPS Reconciliation Schedules

(unaudited)

(in millions, except per share data)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not the result of current operations. Additionally, management views net precious metal lease expense as a financing item included in net interest expense rather than as a product cost included in cost of sales. The adjusted financial measures resulting from these adjustments are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance and related employee compensation measures. Although management believes that these adjustments result in measures that provide it a useful representation of its operational performance, the adjusted measures should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with accounting principles generally accepted in the United States.

A reconciliation from net earnings (loss) attributable to Owens Corning to Adjusted Earnings and a reconciliation from diluted earnings (loss) per share to adjusted diluted earnings per share are shown in the tables below:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
RECONCILIATION TO ADJUSTED EARNINGS
Net earnings (loss) attributable to Owens Corning	$(110)	$(21)	$933	$64
Adjustment to remove adjusting items net of an effective tax rate of 25%*	101	23	131	87
Adjustment to classify net precious metal lease expense as interest net of an effective tax rate of 25%*	(1)	—	(2)	—
Adjustment to record tax expense to reflect an effective tax rate of 25%*	39	(1)	(863)	(6)

ADJUSTED EARNINGS	$29	$1	$199	$145

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
DILUTED EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$(0.89)	$(0.17)	$7.37	$0.50
Adjustment to remove adjusting items net of an effective tax rate of 25%*	0.82	0.18	1.04	0.68
Adjustment to classify net precious metal lease expense as interest net of an effective tax rate of 25%*	(0.01)	—	(0.02)	—
Adjustment to record tax expense to reflect an effective tax rate of 25%*	0.31	—	(6.82)	(0.04)

ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$0.23	$0.01	$1.57	$1.14

WEIGHTED-AVERAGE COMMON SHARES
Basic	123.7	125.7	125.6	124.8
Diluted	124.9	127.6	126.6	127.1

*	The company estimates a long-term sustainable effective tax rate of 25% based upon the projected blend of its U.S. and non-U.S. operations.

Table 4

Owens Corning and Subsidiaries

Consolidated Balance Sheets

(unaudited)

(in millions)

	Dec. 31, 2010	Dec. 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$52	$564
Receivables, less allowances of $19 at Dec. 31, 2010 and $23 at Dec. 31, 2009	546	552
Inventories	620	615
Assets held for sale - current	16	—
Other current assets	174	123

Total current assets	1,408	1,854
Property, plant and equipment, net	2,754	2,806
Goodwill	1,088	1,124
Intangible assets	1,090	1,169
Deferred income taxes	529	31
Assets held for sale - non-current	26	—
Other non-current assets	263	183

TOTAL ASSETS	$7,158	$7,167

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$942	$923
Short-term debt	1	11
Long-term debt – current portion	5	9
Liabilities held for sale - current	7	—

Total current liabilities	955	943
Long-term debt, net of current portion	1,629	2,177
Pension plan liability	378	340
Other employee benefits liability	298	295
Deferred income taxes	75	386
Other liabilities	137	143
Commitments and contingencies
Mandatorily redeemable noncontrolling interest	—	30
OWENS CORNING STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share (b)	1	1
Additional paid in capital	3,876	3,847
Accumulated earnings (deficit)	194	(739)
Accumulated other comprehensive deficit	(194)	(185)
Cost of common stock in treasury (c)	(229)	(104)

Total Owens Corning stockholders’ equity	3,648	2,820
Noncontrolling interests	38	33

Total equity	3,686	2,853

TOTAL LIABILITIES AND EQUITY	$7,158	$7,167

(a)	10 shares authorized; none issued or outstanding at Dec. 31, 2010 and Dec. 31, 2009
(b)	400 shares authorized; 133.2 issued and 124.1 outstanding at Dec. 31, 2010; 132.6 issued and 127.8 outstanding at Dec. 31, 2009
(c)	9.1 shares at Dec. 31, 2010 and 4.8 shares at Dec. 31, 2009

Table 5

Owens Corning and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Twelve Months Ended Dec. 31,
	2010	2009	2008
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES
Net earnings (loss)	$940	$67	$(811)
Adjustments to reconcile net earnings (loss) to cash provided by operating activities:
Depreciation and amortization	320	325	331
(Gain) loss on sale of businesses and fixed assets	2	(9)	(51)
Asset Impairments	117	3	11
Deferred income taxes	(867)	17	893
Provision for pension and other employee benefits liabilities	26	40	30
Stock-based compensation expense	23	52	43
Other non-cash	(19)	(15)	(17)
Restricted cash	—	7	2
Change in working capital	15	134	(164)
Pension fund contribution	(32)	(43)	(73)
Payments for other employee benefits liabilities	(26)	(25)	(24)
Other	(11)	(12)	23

Net cash flow provided by operating activities	488	541	193

NET CASH FLOW USED FOR INVESTING ACTIVITIES
Additions to plant and equipment	(314)	(243)	(434)
Proceeds from the sale of assets or affiliates	65	39	272

Net cash flow used for investing activities	(249)	(204)	(162)

NET CASH FLOW PROVIDED BY (USED FOR) FINANCING ACTIVITIES
Proceeds from senior revolving credit facility	631	260	1,135
Payments on senior revolving credit facility	(619)	(586)	(955)
Proceeds from long-term debt	5	350	12
Payments on long-term debt	(609)	(15)	(9)
Investment in subsidiaries and affiliates, net of cash acquired	(30)	—	—
Net decrease in short-term debt	(10)	(20)	(16)
Purchases of treasury stock	(120)	(3)	(100)
Other	2	(3)	—

Net cash flow provided by (used for) financing activities	(750)	(17)	67

Effect of exchange rate changes on cash	(1)	8	3

Net increase (decrease) in cash and cash equivalents	(512)	328	101
Cash and cash equivalents at beginning of period	564	236	135

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$52	$564	$236

DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for income taxes	$16	$18	$33
Cash paid during the year for interest	$115	$120	$120

Table 6

Owens Corning and Subsidiaries

Segment and Business Information

(unaudited)

Composites

The table below provides a summary of net sales, EBIT and depreciation and amortization expense for our Composites segment (in millions):

	Twelve Months Ended Dec. 31,
	2010	2009	2008
Net sales	$1,906	$1,633	$2,363
% change from prior year	17%	-31%	39%

EBIT	$175	$(33)	$208
EBIT as a % of net sales	9%	-2%	9%

Depreciation and amortization expense	$117	$117	$138

Building Materials

The table below provides a summary of net sales, EBIT and depreciation and amortization expense (in millions) for the Building Materials segment and our businesses within this segment. Changes have been made to reflect the sale of Masonry Products. Prior period amounts have been recast to reflect the inclusion of the Construction Services and Building Materials Europe businesses within Insulation. Other primarily consists of Masonry Products.

	Twelve Months Ended Dec. 31,
	2010	2009	2008
Net sales
Insulation	$1,309	$1,324	$1,625
Roofing	1,847	1,898	1,863
Other	87	92	168

Total Building Materials	$3,243	$3,314	$3,656

% change from prior year	-2%	-9%	6%

EBIT
Insulation	$(102)	$(96)	$8
Roofing	405	530	185
Other	(22)	(33)	(18)

Total Building Materials	$281	$401	$175

EBIT as a % of net sales	9%	12%	5%

Depreciation and amortization expense
Insulation	$117	$122	$121
Roofing	42	42	42
Other	9	10	10

Total Building Materials	$168	$174	$173